Exhibit 99.3

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

(Dollar amounts presented in thousands, except per share amounts)

On July 31, 2019, Advanced Drainage Systems, Inc. (the “Company” or “ADS”), Ocean Sub, Inc., a wholly-owned subsidiary of the Company (the “Merger Sub”), Infiltrator Water Technologies Ultimate Holdings, Inc. (“Infiltrator” or “IWT”) and 2461461 Ontario Limited, entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub merged with and into Infiltrator, with Infiltrator continuing as the surviving corporation and a wholly-owned subsidiary of the Company (the “Acquisition”).  The closing of the Merger took place simultaneously upon the execution of the Merger Agreement (the “Closing Date”).  The Company paid an aggregate purchase price of approximately $1,128,489 thousand in cash in connection with the Merger (the “Merger Consideration”), subject to certain post-closing purchase price adjustments as described in the Merger Agreement.

On the Closing Date, the Company entered into a credit agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among the Company, as borrower, Barclays Bank PLC, as administrative agent, the several lenders from time to time party thereto, Barclays Bank PLC and Morgan Stanley Senior Funding, Inc., as joint lead arrangers, joint bookrunners, syndication agents and joint bookrunners.  The Credit Agreement provides for a term loan facility in an initial aggregate principal amount of up to $1.3 billion (the “Term Loan Facility”), a revolving credit facility in an initial aggregate principal amount of up to $350 million (the “Revolving Credit Facility”), a letter of credit sub-facility in the initial aggregate available amount of up to $50 million, as a sublimit of such revolving facility and a swing line sub-facility in the aggregate available amount of up to $50 million, as a sublimit of the revolving facility. On the Closing Date, the Company borrowed under the Credit Agreement which was used to (i) finance the Merger Consideration paid in connection with the closing of the Acquisition, (ii) repay the total outstanding amount as of the Closing Date under the Company’s existing revolving credit facilities, (iii) repay outstanding amounts of existing indebtedness incurred by Infiltrator under its outstanding credit facility in effect prior to the Acquisition, and (iv) pay certain transaction fees and expenses associated with the Acquisition and the Credit Agreement.

The following unaudited pro forma combined financial information of the Company, including the explanatory notes (collectively, the “pro forma financial information”) are presented to illustrate the effects of the Acquisition by the Company and its borrowings under the Credit Agreement, (collectively, the “Transactions”).

The pro forma financial information was based on, and should be read in conjunction with, the following historical consolidated financial information and accompanying notes:

•

Audited historical consolidated financial statements of the Company, and the related notes for the fiscal year ended March 31, 2019, included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2019;

•

Audited historical consolidated financial statements of Infiltrator, and the related notes for the fiscal year ended December 28, 2018, included in the Company’s Current Report on Form 8-K filed on August 1, 2019;

•

Unaudited historical condensed consolidated financial statements of the Company, and the related notes for the fiscal quarter ended June 30, 2019, included in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2019; and

•

Unaudited historical condensed consolidated financial statements of Infiltrator, and the related notes for the quarter ended July 5, 2019, included in the Company’s Current Report on Form 8-K filed on August 1, 2019.

The unaudited pro forma combined statements of operations for the year ended March 31, 2019 and for the three months ended June 30, 2019 assumes the Transactions occurred on April 1, 2018, the beginning of the Company’s fiscal year ended March 31, 2019. The unaudited pro forma combined balance sheet as of June 30, 2019 assumes the Transactions occurred on June 30, 2019.

The historical combined financial information has been adjusted in the pro forma financial information to give effect to pro forma events that are: (i) directly attributable to the Transactions, (ii) factually supportable, and (iii) with respect to the statements of operations, are expected to have a continuing effect on the combined operating results.  In the opinion of management, all adjustments necessary to present fairly the pro forma financial information have been reflected. The assumptions underlying the pro forma adjustments are described fully in the accompanying notes, which should be read in conjunction with the pro forma financial information.

The pro forma financial information are unaudited and are not necessarily indicative of the combined financial position or results of operations that would have been realized had the Transactions occurred as of the dates indicated, nor is it meant to be indicative of any anticipated combined financial position or future results of operations that the Company will experience after the

Transactions. In addition, the accompanying unaudited pro forma combined statements of operations do not include any expected cost savings, operating synergies, or revenue enhancements that may be realized subsequent to the Transactions, or the impact of any non-recurring activity and transaction-related or integration-related costs.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET
AS OF JUNE 30, 2019
(In thousands)

	Historical ADS	IWT as adjusted for ADS	Acquisition Adjustments	Reference	Financing Adjustments	Reference	Pro Forma
ASSETS
Current assets:
Cash	$9,357	$48,489	$(1,140,989)	4a	$1,096,931	5a	$13,788
Receivables (less allowance for doubtful accounts)	231,829	28,860	(8,059)	4b	—		252,630
Inventories	230,284	37,619	—		—		267,903
Other current assets	9,185	2,196	—		—		11,381
Total current assets	480,655	117,164	(1,149,048)		1,096,931		545,702
Property, plant and equipment, net	396,280	82,424	—		—		478,704
Other assets:
Goodwill	102,844	205,859	372,850	4c	—		681,553
Intangible assets, net	35,733	248,311	226,689	4d	—		510,733
Other assets	52,903	14,410	—		—		67,313
Total assets	$1,068,415	$668,168	$(549,509)		$1,096,931		$2,284,005
LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of debt obligations	$25,939	$2,450	$(2,450)	4e	$(12,000)	5b	$13,939
Current maturities of finance lease obligations	22,695	—	—		—		22,695
Accounts payable	106,413	12,556	(8,059)	4b	—		110,910
Other accrued liabilities	76,267	11,608	(419)	4e	—		87,456
Accrued income taxes	12,669	2,750	—		—		15,419
Total current liabilities	243,983	29,364	(10,928)		(12,000)		250,419
Long-term debt obligation (less unamortized debt issuance costs)	230,337	326,390	(326,390)	4e	1,111,050	5b	1,341,387
Long-term finance lease obligations	56,368	—	—		—		56,368
Deferred tax liabilities	48,745	65,207	44,639	4f	—		158,591
Other liabilities	28,641	2,877	—		—		31,518
Total liabilities	608,074	423,838	(292,679)		1,099,050		1,838,283
Commitments and contingencies
Mezzanine equity:
Redeemable convertible preferred stock	279,816	—	—		—		279,816
Deferred compensation – unearned ESOP shares	(31,659)	—	—		—		(31,659)
Total mezzanine equity	248,157	—	—		—		248,157
Stockholders’ equity:
Common stock	11,439	186	(186)		—		11,439
Paid-in capital	501,046	189,289	(189,289)		—		501,046
Common stock in treasury, at cost	(10,162)	—	—		—		(10,162)
Accumulated other comprehensive loss	(24,470)	—	—		—		(24,470)
Retained (deficit) earnings	(278,727)	54,855	(67,355)		(2,119)		(293,346)
Total ADS stockholders’ equity	199,126	244,330	(256,830)	4g	(2,119)	5b	184,507
Noncontrolling interest in subsidiaries	13,058	—	—		—		13,058
Total stockholders’ equity	212,184	244,330	(256,830)		(2,119)		197,565
Total liabilities, mezzanine equity and stockholders’ equity	$1,068,415	$668,168	$(549,509)		$1,096,931		$2,284,005

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE FISCAL YEAR ENDED MARCH 31, 2019
(In thousands, except per share data)

	Historical ADS	IWT as adjusted for ADS	Acquisition Adjustments	Reference	Financing Adjustments	Reference	Pro Forma
Net sales	$1,384,733	$292,781	$(69,064)	6a	$—		$1,608,450
Cost of goods sold	1,057,766	182,278	(69,064)	6a	—		1,170,980
Gross profit	326,967	110,503	—		—		437,470
Operating expenses:
Selling	96,335	11,572	—		—		107,907
General and administrative	89,692	27,135	(289)	6b	—		116,538
Loss on disposal of assets and costs from exit and disposal activities	3,647	22	—		—		3,669
Intangible amortization	7,880	31,090	10,537	6c	—		49,507
Income from operations	129,413	40,684	(10,248)		—		159,849
Other expense:
Interest expense	18,618	20,812	(20,812)	6d	69,914	7a	88,532
Derivative gains and other income, net	(815)	382	—		—		(433)
Income before income taxes	111,610	19,490	10,564		(69,914)		71,750
Income tax expense	30,049	4,210	2,747	6e	(18,178)	7b	18,828
Equity in net loss of unconsolidated affiliates	95	—	—		—		95
Net income	81,466	15,280	7,817		(51,736)		52,827
Less: net income attributable to noncontrolling interest	3,694	—	—		—		3,694
Net income attributable to ADS	77,772	15,280	7,817		(51,736)		49,133
Weighted average common shares outstanding:
Basic	57,025						57,025
Diluted	57,611						57,611
Net income per share:
Basic	$1.23						$0.78
Diluted	$1.22						$0.77

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED JUNE 30, 2019
(In thousands, except per share data)

	Historical ADS	IWT as adjusted for ADS	Acquisition Adjustments	Reference	Financing Adjustments	Reference	Pro Forma
Net sales	$413,708	$90,184	$(19,948)	6a	$—		$483,944
Cost of goods sold	307,256	52,162	(19,948)	6a	—		339,470
Cost of goods sold - ESOP special dividend compensation	168,610	—	—		—		168,610
Gross profit	(62,158)	38,022	—		—		(24,136)
Operating expenses:
Selling	26,365	3,415	—		—		29,780
General and administrative	31,433	6,979	(4,207)	6b	—		34,205
Selling, general and administrative - ESOP special dividend compensation	78,142	—	—		—		78,142
Loss on disposal of assets and costs from exit and disposal activities	707	—	—		—		707
Intangible amortization	1,542	7,855	3,152	6c	—		12,549
Income from operations	(200,347)	19,773	1,055		—		(179,519)
Other expense:
Interest expense	5,264	5,307	(5,307)	6d	16,724	7a	21,988
Derivative (gains) loss and other (income) expense, net	(96)	85	—		—		(11)
(Loss) income before income taxes	(205,515)	14,381	6,362		(16,724)		(201,496)
Income tax expense	22,370	2,513	1,654	6e	(4,348)	7b	22,189
Equity in net income of unconsolidated affiliates	(434)	—	—		—		(434)
Net (loss) income	(227,451)	11,868	4,708		(12,376)		(223,251)
Less: net loss attributable to noncontrolling interest	(1,095)	—	—		—		(1,095)
Net (loss) income attributable to ADS	(226,356)	11,868	4,708		(12,376)		(222,156)
Weighted average common shares outstanding:
Basic	57,576						57,576
Diluted	57,576						57,576
Net loss per share:
Basic	$(4.06)						$(3.98)
Diluted	$(4.06)						$(3.98)

ADVANCED DRAINAGE SYSTEMS, INC.

NOTES TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

1.	BASIS OF PRESENTATION

The unaudited pro forma combined financial information and related notes were prepared in accordance with Article 11 of Regulation S-X and is based upon ADS’s fiscal year end reporting, which ends on March 31 of each calendar year. IWT’s fiscal year is a 52- or 53-week period, which ends the Friday on or about December 31.  Due to the differing fiscal period ends, and in order to present results for comparable periods, the unaudited pro forma combined statement of operations for the year ended March 31, 2019 derives IWT’s results from its audited consolidated statement of operations for the fiscal year ended December 28, 2018, plus its unaudited consolidated financial data for the three months ended April 5, 2019, less its unaudited consolidated financial data for the three months ended March 30, 2018. For purposes of the unaudited pro forma combined statement of operations for the three months ended June 30, 2019, results for IWT were derived from its unaudited consolidated statement of operations for the six months ended July 5, 2019 less its unaudited consolidated financial data for the three months ended April 5, 2019.

The unaudited pro forma combined balance sheet as of June 30, 2019 and the pro forma combined information of operations for the fiscal year ended March 31, 2019 and the three months ended June 30, 2019 were prepared using the acquisition method of accounting under the provisions of Accounting Standards Codification ("ASC") Topic 805, "Business Combinations" ("ASC 805").  Under ASC 805, all assets acquired and liabilities assumed are recorded at their acquisition date fair value. The Company has not yet completed a detailed valuation analysis necessary to arrive at the required fair value estimates for IWT assets acquired and liabilities assumed. To prepare the unaudited pro forma combined financial information herein, ADS adjusted IWT’s assets and liabilities to their estimated fair values based on a preliminary valuation. Completion of a detailed valuation analysis could have a material impact on the unaudited pro forma combined financial information contained herein and our future results of operations and financial position.

2.	ACCOUTNING POLICY ALIGNMENT AND RECLASSIFICATION ADJUSTMENTS

The Company has performed a preliminary assessment of the accounting policies of IWT for alignment with ADS. In addition, certain balances were reclassified from the IWT historical financial statements so its presentation would be consistent with that of ADS.

On April 1, 2018, the Company adopted ASC 606, Revenue from Contracts with Customers (“ASC 606”), and all related amendments using the modified retrospective transition method.  IWT would have applied ASC 606 to annual reporting periods beginning after December 15, 2018, and interim reporting periods within annual reporting periods beginning after December 15, 2019.  Management does not expect the adoption of ASC 606 for IWT to have a material impact on its combined financial position or results of operations. As such, no adjustments to IWT have been made in the unaudited pro forma financial statements of operations for the fiscal year ended March 31, 2019 or the three months ended June 30, 2019.

On April 1, 2019, the Company adopted ASC 842, Leases (“ASC 842”), using the transition method in the July 2018 ASU which does not require adjustments to comparative periods or require modified disclosures for those periods and includes transition relief practical expedients.  IWT would have applied ASC 842 to annual reporting periods beginning after December 15, 2019, and interim reporting periods within annual reporting periods beginning after December 15, 2020. The unaudited pro forma combined financial information for the year ended March 31, 2019 does not reflect adjustments for ASC 842 as this standard was not adopted by the Company at this time, whereas the unaudited pro forma combined financial information for the three months ended June 30, 2019 has been prepared in accordance with ASC 842. Management has completed a preliminary assessment of the financial statement impact of adoption of ASC 842 for IWT and has reflected an adjustment to the unaudited combined pro forma balance sheet as of June 30, 2019. No adjustment was required for the unaudited pro forma combined statement of operations for the three months ended June 30, 2019 to reflect IWT’s adoption of ASC 842.

These adjustments and reclassifications are based on management’s preliminary analysis. When ADS completes its detailed review of IWT’s accounting policies, including a detailed assessment of ASC 606 and ASC 842, additional differences could be identified that, when conformed, could have a material impact on the combined company’s financial information.

Refer to the table below for a summary of accounting policy and reclassification adjustments made to IWT’s consolidated balance sheet as of July 5, 2019 to conform its presentation to that of ADS.

ADS Presentation	IWT Presentation	Historical IWT at July 5, 2019	Accounting policy and reclassification adjustments	Note	IWT as adjusted for ADS	IWT as adjusted for ADS
ASSETS		(actuals)			(actuals)	(thousands)
Cash	Cash and cash equivalents	$48,489,491	$—		$48,489,491	$48,489
Receivables (less allowance for doubtful accounts)	Accounts receivable - net of allowance for doubtful accounts	28,279,965	579,936	(i)	28,859,901	28,860
	Income tax receivable	534,721	(534,721)	(i)	—	—
Inventories	Inventories	37,618,851	—		37,618,851	37,619
Other current assets	Other current assets	2,240,768	(45,215)	(i)	2,195,553	2,196
Property, plant and equipment, net	Property, plant and equipment, net	82,423,765			82,423,765	82,424
Goodwill	Goodwill	205,858,706	—		205,858,706	205,859
Intangible assets, net	Other intangible assets - net	248,310,619	—		248,310,619	248,311
Other assets	Other assets	9,532,966	4,877,198	(ii)	14,410,164	14,410

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
Current maturities of debt obligations	Current portion of long-term debt	$2,450,000	$—		$2,450,000	$2,450
Accounts payable	Accounts payable	12,555,770	—		12,555,770	12,556
	Payable to David Presby Trust	2,712,702	(2,712,702)	(iii)	—	—
Accrued income taxes	Income tax payable	2,749,841	—		2,749,841	2,750
Other accrued liabilities	Accrued Expenses	6,710,864	4,896,358	(ii)(iii)	11,607,222	11,608
Long-term debt obligations (less unamortized debt issuance costs)	Long-term debt - less current portion	326,390,277	—		326,390,277	326,390
Deferred tax liabilities	Deferred income taxes	65,207,357	—		65,207,357	65,207
Other liabilities	Other liabilities	182,330	2,693,542	(ii)	2,875,872	2,877
Common stock	Common stock	186,126	—		186,126	186
Paid-in capital	Additional paid-in capital	189,289,180	—		189,289,180	189,289
Retained earnings (deficit)	Accumulated deficit	54,855,405	—		54,855,405	54,855

(i)	Represents a reclassification of income tax receivables and miscellaneous receivables to receivables (less allowance for doubtful accounts).
(ii)

Represents an adjustment to present IWT in accordance with ASC 842, which includes the recognition of right-of-use assets and corresponding liabilities ($2,184 thousand within other accrued liabilities and $2,694 thousand within other liabilities).

(iii)	Represents a reclassification of the David Presby Trust payable to other accrued liabilities.

Refer to the table below for a summary of accounting policy and reclassification adjustments made to IWT’s statements of operations for the twelve months ended April 5, 2019 and the three months ended July 5, 2019 to conform its presentation to that of ADS.

		Historical IWT
ADS Presentation	IWT Presentation	Fiscal year ended December 28, 2018	Three months ended April 5, 2019	Three months ended March 30, 2018	Twelve months ended April 5, 2019	Accounting policy and reclassification adjustments	Note	IWT as adjusted for ADS	IWT as adjusted for ADS
		(actuals)	(actuals)	(actuals)	(actuals)	(actuals)		(actuals)	(thousands)
Net sales	Net sales	$275,198,104	$70,728,941	$53,146,404	$292,780,641	$—		$292,780,641	$292,781
Cost of goods sold	Cost of goods sold	173,252,075	43,193,040	34,167,470	182,277,645	—		182,277,645	182,278
	Selling, general and administrative	27,999,625	7,198,046	6,267,454	28,930,217	(28,930,217)	(i)	—	—
Selling		—	—	—	—	11,572,087	(i)	11,572,087	11,572
General and administrative		—	—	—	—	27,135,134	(i)(ii)	27,135,134	27,135
	Transaction-related expenses	252,153	109,917	—	362,070	(362,070)	(ii)	—	—
	Legal settlement	7,500,000	—	—	7,500,000	(7,500,000)	(ii)	—	—
Intangible amortization	Amortization expense related to intangible assets	31,179,984	7,704,866	7,794,996	31,089,854	—		31,089,854	31,090
	Research and development	1,938,529	293,578	317,173	1,914,934	(1,914,934)	(ii)	—	—
Loss on disposal of assets and costs from exit and disposal activities	Loss on sale of property, plant and equipment	22,505	—	71	22,434	—		22,434	22
Interest expense	Interest expense-net	(19,580,450)	(5,766,342)	(4,535,287)	(20,811,505)	—		(20,811,505)	(20,812)
Derivative gains and other income, net	Other expense-net	(318,628)	(113,881)	(50,730)	(381,779)	—		(381,779)	(382)
Income tax expense	Income tax expense (benefit)	3,334,097	1,504,959	628,820	4,210,236	—		4,210,236	4,210
Net income	Net income (loss)	9,820,058	4,844,312	(615,597)	15,279,967	—		15,279,967	15,280

		Historical IWT
ADS Presentation	IWT Presentation	Six months ended July 5, 2019	Three months ended April 5, 2019	Three months ended July 5, 2019	Accounting policy and reclassification adjustments	Note	IWT as adjusted for ADS	IWT as adjusted for ADS
		(actuals)	(actuals)	(actuals)	(actuals)		(actuals)	(thousands)

Net sales	Net sales	$160,913,413	$70,728,941	$90,184,472	$—		$90,184,472	$90,184
Cost of goods sold	Cost of goods sold	95,354,603	43,193,040	52,161,563	—		52,161,563	52,162
	Selling, general and administrative	15,735,814	7,198,046	8,537,768	(8,537,768)	(i)	—	—
Selling		—	—	—	3,415,107	(i)	3,415,107	3,415
General and administrative		—	—	—	6,979,200	(i)(ii)	6,979,200	6,979
	Transaction-related expenses	1,165,298	109,917	1,055,381	(1,055,381)	(ii)	—	—
Intangible amortization	Amortization expense related to intangible assets	15,559,731	7,704,866	7,854,865	—		7,854,865	7,855
	Research and development	1,094,736	293,578	801,158	(801,158)	(ii)	—	—
Interest expense	Interest expense-net	(11,073,547)	(5,766,342)	(5,307,205)	—		(5,307,205)	5,307
Derivative gains and other income, net	Other expense-net	(199,819)	(113,881)	(85,938)	—		(85,938)	85
Income tax expense	Income tax expense	4,017,538	1,504,959	2,512,579	—		2,512,579	2,513
Net income	Net income (loss)	16,712,327	4,844,312	11,868,015	—		11,868,015	11,868

(i)	Represents the bifurcation of IWT’s selling, general, and administrative financial statement line item into selling and into general and administrative.
(ii)	Represents a reclassification of certain transaction related expenses, legal settlement fees, and research and development expenses into general and administrative.
3.	PRELIMINARY PURCHASE PRICE ALLOCATION

The preliminary Merger Consideration as shown in the table below is allocated to the tangible and intangible assets acquired and liabilities assumed of IWT based on their preliminary fair values. As mentioned above, ADS has not yet completed a detailed valuation analysis necessary to arrive at the required fair value estimates for IWT assets acquired and liabilities assumed. Accordingly, assets acquired and liabilities assumed are preliminary based on available information and certain assumptions, which ADS believes are reasonable. Actual results may differ materially from the assumptions within the unaudited pro forma combined financial statements.

The following table summarizes the preliminary Merger Consideration paid, net of cash acquired. The amounts below are preliminary and are subject to change.

(in thousands)	Amount
Total fair value of consideration transferred	$1,128,489
Less: Cash acquired	(48,489)
Total net consideration paid	$1,080,000

The following table sets forth the preliminary allocation of the Merger Consideration transferred to the preliminary fair value of the identifiable tangible and intangible assets acquired and liabilities assumed using IWT’s unaudited condensed consolidated balance sheet as of July 5, 2019, with the excess recorded to goodwill.

(in thousands)	Amount
Cash	48,489
Total current assets, net of cash	68,675
Property, plant and equipment, net	82,424
Goodwill	578,709
Intangible assets, net	475,000
Other assets	14,410
Total current liabilities	(26,495)
Deferred tax liabilities	(109,846)
Other liabilities	(2,877)
Total fair value of consideration transferred	$1,128,489

Total consideration transferred includes cash of $794,179 thousand for the entire outstanding share capital of IWT plus cash of $334,310 thousand to repay outstanding amounts of existing indebtedness incurred by IWT under its outstanding credit facility in effect prior to the Acquisition.  The cash to be paid remains subject to final post-closing adjustments as outlined in the Merger Agreement.

4.	UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS RELATED TO THE ACQUISITION
(a)	Reflects the adjustment to cash as a result of the Acquisition:
(in thousands)	Amount	Note
Cash consideration	$(1,128,489)
Payment of Acquisition-related costs	(12,500)	(i)
Pro forma adjustment to cash	$(1,140,989)
(i)

These charges include financial advisory fees, legal, accounting, and other professional fees which relate directly to the Acquisition. The impact of these direct, incremental transaction costs are not reflected in the unaudited pro forma combined statement of operations as they are nonrecurring in nature.

(b)

Reflects the elimination of certain balances between ADS and IWT that are included within the historical financial statements. This includes trade receivables and payables as well as certain other assets related to certain manufacturing and distribution agreements.

(c)	Reflects the adjustment to remove IWT’s historical goodwill of $205,859 thousand and record goodwill associated with the Acquisition of $578,709 thousand.
(d)	Reflects the adjustment to record the preliminary fair value of the identifiable intangible assets:
(in thousands)	Preliminary fair value	Estimated useful lives
Customer relationships	$270,000	15 years
Patents and developed technology	140,000	10 years
Tradename and trademarks	65,000	20 years
	475,000
Less: IWT historical intangible assets balance	(248,311)
Pro forma net adjustment to intangible assets	$226,689

The fair value estimates for identifiable intangible assets are preliminary and are based upon assumptions that market participants would use in pricing an asset.  The indicated fair value of the customer relationships was estimated using the multi-period excess earnings method, which estimates value based on the expected future excess earnings stream attributable to a particular asset.  The indicated fair values of the patents and developed technology and the tradename and trademarks were estimated using the relief from royalty method, which uses the net present value of hypothetical forecast after-tax royalties to calculate the value of the asset.

Some of the more significant inputs and assumptions inherent in the estimation of the identifiable intangible asset valuations include the long-term cash flow projections and profitability, the cash flow period estimated for the particular asset, the discount rate selected in order to estimate the inherent risk in each future cash flow stream, the selected royalty rate (if applicable), the annual obsolescence or attrition rate applicable to the cash flows of the asset, and the net book value of certain tangible assets.  No assurances can be given that the underlying inputs and assumptions used to prepare the preliminary calculations of intangible asset value will not change as ADS completes its detailed valuation analysis.  For these and other reasons, actual results may vary significantly from estimated results.

(e)	Reflects the extinguishment of IWT’s historical long-term debt in accordance with the terms of the Merger Agreement, including the current portion and related accrued interest.
(f)

Reflects the adjustment to deferred tax liabilities resulting from the Acquisition. The estimated increase in deferred tax liabilities results primarily from the recognition of deferred tax liabilities as a result of the fair value adjustments for non-deductible intangible assets calculated using an estimated combined state and federal statutory tax rate of 26%. The adjustment is partially offset by the recognition of deferred tax assets resulting from acquired tax benefits stemming from certain costs incurred by IWT as a result of the Acquisition.

This adjustment to deferred tax liabilities is preliminary and remains subject to management’s final determination of the fair value of assets acquired and liabilities assumed by jurisdiction. Recognition of additional deferred tax assets and liabilities as well as adjustments to established deferred tax assets and liabilities upon a detailed analysis of the acquired assets and assumed liabilities may occur in conjunction with the finalization of the purchase accounting. These items could be material.

(g)	Reflects the adjustment to equity as a result of the following:
(in thousands)	Amount
Remove historical equity of IWT	$(244,330)
Acquisition-related costs	(12,500)
Pro forma adjustment to equity	$(256,830)

5.	UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENT RELATED TO FINANCING
(a)	Reflects cash proceeds from the Credit Agreement and the repayment of certain outstanding ADS debt as shown in the table below:
(in thousands)	Face value	Original issue discount	Capitalized debt issuance costs	Net balance	Notes
Term Loan Facility	$1,300,000	$13,000	$26,000	$1,261,000
Revolving Credit Facility	100,000	—	5,750	94,250
Total debt	$1,400,000	$13,000	$31,750	$1,355,250
Less: Repayment of outstanding ADS debt				(258,319)	(i)
Pro forma adjustment to cash				$1,096,931

(i)

As part of the Transactions, ADS repaid certain of its outstanding debt. This repayment included the balance of the Secured Bank Loans as well as the Senior Notes, which had an outstanding balance of $258,319 thousand.

(b)	Reflects the increase in maturities of debt obligations from borrowings under the Credit Agreement net of the repayment of certain outstanding ADS debt as shown in the table below:
(in thousands)	Amount	Note
Term Loan Facility	$13,000
Revolving Credit Facility	—
Total debt	13,000
Less: Repayment of outstanding ADS debt	(25,000)
Pro forma adjustment to current maturities of debt obligations	$(12,000)

Term Loan Facility	1,248,000
Revolving Credit Facility	94,250
Total debt	1,342,250
Less: Repayment of outstanding ADS debt	(231,200)	(i)
Pro forma adjustment to maturities of long-term debt obligations	$1,111,050
(i)	Inclusive of associated unamortized debt issuance costs of $2,119 thousand as of June 30, 2019, which were written off to equity.
6.	UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS ADJUSTMENTS RELATED TO ACQUISITION
(a)	Reflects the removal of historical sales and the related cost of goods sold between ADS and IWT related to previously existing contract manufacturing and distribution agreements.
(b)

Reflects the removal of transaction-related costs related to the Acquisition incurred by ADS and IWT, which were reflected in the historical statements of operations, as these costs are nonrecurring in nature.

(c)	Reflects an adjustment to amortization expense as follows:
		Amortization expense
(in thousands)	Preliminary fair value	Fiscal year ended March 31, 2019	Three months ended June 30, 2019	Notes
Customer relationships	$270,000	$25,796	$6,694
Patents and developed technology	140,000	14,000	3,500
Tradename and trademarks	65,000	$3,250	$813
Total identifiable intangible assets	$475,000	$43,046	$11,007	(i)
Less: Historical IWT amortization		31,090	7,855
Less: Historical amortization related to previously existing ADS/IWT arrangement		1,419	—	(ii)
Pro forma adjustment to intangible amortization		$10,537	$3,152

(i)

Reflects amortization expense resulting from the identifiable intangible assets.  Amortization expense has been calculated on a preliminary basis. Customer relationships is amortized using the 1.5x declining balance method. Patents and developed technology and tradename and trademarks are amortized using the straight-line method over their estimated useful lives.

The effect of a 10% increase or decrease in the preliminary estimated fair value of definite-lived intangible assets would result in an increase or decrease of amortization expense of $4,305 thousand and $1,100 thousand for the year ended March 31, 2019 and the three months ended June 30, 2019, respectively.

(ii)	Reflects the removal of historical amortization expense related to previously existing ADS and IWT agreements.
(d)	Reflects the elimination of interest expense on IWT’s historical long-term debt that was extinguished per the terms of the Merger Agreement.
(e)

Reflects the income tax effect of the Acquisition pro forma adjustments using an estimated combined state and federal statutory tax rate of 26%. Because the adjustments contained in the unaudited pro forma combined financial information are based on estimates, the effective tax rate herein will likely vary from the effective rate in periods subsequent to the Acquisition.

7.	UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS ADJUSTMENTS RELATED TO FINANCING
(a)	Reflects an adjustment to interest expense as follows:
			Interest expense
(in thousands)	Face value	Effective interest rate	Fiscal year ended March 31, 2019	Three months ended March 31, 2019	Notes
Term Loan Facility	$1,300,000	5.92%	$76,950	$19,237	(i)
Revolving Credit Facility	100,000	6.37%	6,367	1,592	(ii)
Total debt	$1,400,000		$83,317	$20,829	(iii)
Less: Historical ADS interest expense			13,403	4,105
Pro forma adjustment to interest expense			$69,914	$16,724
(i)

Interest for the Term Loan Facility was affected using an assumed LIBOR rate as of July 29, 2019 of 2.23% plus a margin of 3.25%. When combined with the additional amortization of original issue discount and debt issuance costs, the effective interest rate of the Term Loan Facility is approximately 5.92%.

(ii)

Interest for the Revolving Credit Facility was affected using an assumed LIBOR rate from July 29, 2019 of 2.23% plus a margin of 3.00%. When combined with the additional amortization of debt issuance costs, the effective interest rate of the Revolving Credit Facility is approximately 6.37%.

(iii)

A 1/8% increase or decrease in interest rates would result in a change in interest expense of approximately $1,750 thousand and $438 thousand for the fiscal year ended March 31, 2019 and for the three months ended June 30, 2019, respectively.

(b)

Reflects the income tax effect of the financing pro forma adjustments using an estimated combined state and federal statutory tax rate of 26%.  Because the adjustments contained in the unaudited pro forma combined financial information are based on estimates, the effective tax rate herein will likely vary from the effective rate in periods subsequent to the Acquisition.

8.	EARNINGS PER SHARE

The unaudited pro forma combined basic and diluted earnings per share calculations are based on the consolidated basic and diluted weighted average shares of ADS.

(in thousands, except per share amounts)	Fiscal year ended March 31, 2019	Three months ended June 30, 2019
Net income per share - Basic:
Net income attributable to ADS	$49,133	$(222,156)
Adjustment for:
Dividends paid to redeemable convertible preferred shareholders	(2,047)	(6,841)
Dividends paid to unvested restricted stockholders	(69)	(328)
Net income available to common stockholders and participating securities	47,017	(229,325)
Undistributed income allocated to participating securities	(2,743)	—
Net income available to common stockholders - Basic	44,274	(229,325)
Weighted average number of common shares outstanding - Basic	57,025	57,576
Net income per common share - Basic	$0.78	$(3.98)

Net income per share - Diluted:
Net income available to common stockholders - Diluted	44,274	(229,325)
Weighted average number of common shares outstanding - Basic	57,025	57,576
Assumed restricted stock - nonparticipating	39	—
Assumed exercise of stock options	547	—
Weighted average number of common shares outstanding - Diluted	57,611	57,576
Net income per common share - Diluted	$0.77	$(3.98)
Potentially dilutive securities excluded as anti-dilutive	5,966	10,806